UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

February 10, 2012

ENSERVCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

501 South Cherry St., Ste. 320

Denver, CO 80246

Address of principal executive offices

303-333-3678

Telephone number, including

Area code

_____________________________

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.  Compensatory Arrangements of Certain Officers

(e) On February 10, 2012, Enservco Corporation (the “Company”) granted its President, Rick D. Kasch, options to purchase 400,000 shares exercisable for five years at an exercise price of $1.06 per share (being the average closing price for the ten days preceding February 10, 2012). The options are not yet vested. Options to acquire 200,000 shares vest on the date that the Company enters into definitive agreements with one or more persons capable of providing the financing (in the minimum amount of $15,000,000) necessary to acquire equipment necessary for Enservco to offer fracking services to companies. The remaining options vest on February 10, 2013, if Mr. Kasch remains an employee, officer, or director of, or consultant to the Company or any subsidiary at the time of vesting and the Company is at that time offering fracking services.

In addition, the Company granted a cash bonus payable to its chairman Mr. Herman in the amount of $60,000 for services rendered to the Company by him, and a cash bonus payable to Mr. Kasch in the amount of $40,000 for services rendered to the Company by him. These bonuses are payable based on the Company’s cash flow.

The Directors also authorized payment to Mr. Herman of $150,000 per year (payable monthly in advance, commencing immediately for February 1, 2012) as consideration for Mr. Herman’s continuing guarantee of the Company’s indebtedness. The Board also agreed that such payment continue for so long as Mr. Herman is liable as guarantor of Company debt in excess of $5,000,000, subject to normal withholding. At the present time, Mr. Herman and his wife have guaranteed more than $10,000,000 of the Company’s indebtedness to Great Western Bank since at least June 2010. Neither Mr. nor Mrs. Herman have received any compensation for the guarantees until authorized by the Board on February 10, 2012.

Item 8.01. Other Events

On February 10, 2012, the Board of Directors also confirmed that, consistent with 2011, the Board expects to hold the annual meeting of Enservco’s stockholders during the week of July 23, 2012, with the exact date, place, and time to be set by the Company’s president. If this date is subsequently advanced or delayed by more than 30 calendar days from July 28, Enservco will provide notice as required by SEC Rule 14a-5(f).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of February 2012.

Enservco Corporation

By: /s/ Rick D. Kasch
Rick D. Kasch, President